PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                          San Marcos, California 92069

                          NOTICE OF SPECIAL MEETING OF
                    SHAREHOLDERS To Be Held on June 30, 1997

To the Shareholders of
 PLAY CO. TOYS & ENTERTAINMENT CORP.

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of PLAY CO. TOYS & ENTERTAINMENT CORP. (the "Corporation") will be held at the offices of Klarman & Associates, 14 East 60th Street, New York, New York, on June 30, 1997, at 11:00 a.m.
Eastern time, for the following purposes:

     1. To vote on the proposal to reverse-split the Corporation's outstanding shares on a 1 for 3 basis;

     2. To vote on the proposal to amend the Corporation's Certificate of Incorporation to amend the rights and preferences of the Series E Preferred Stock to (i) eliminate the Series E Class I Preferred Stock; (ii) eliminate the dividend; and (iii) change the conversion ratio from 20 to 1 to 6 to 1;

     3. To vote on the proposal to authorize the issuance of up to 1,000,000 shares of the Corporation's Series E Class II Preferred Stock by the Corporation for sale in an initial public offering; and

     4. To transact such other business as properly may be brought before the meeting or an adjournment thereof.

         The close of business on May 5, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date, and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy automatically will be revoked if you execute the accompanying proxy or if you notify the Secretary of the Corporation, in writing, prior to the Special Meeting of Shareholders.

                                              By order of the Board of Directors

                                                       Angela Burnett, Secretary
Dated: June 10, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                          San Marcos, California 92069


                                 PROXY STATEMENT

                                       FOR

                         Special Meeting of Stockholders
                           To Be Held on June 30, 1997



          This proxy statement and the accompanying form of proxy were mailed on June 10, 1997 to the stockholders of record on May 5, 1997 of Play Co. Toys & Entertainment Corp., a Delaware corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Special Meeting to be held on June 30, 1997 and at any adjournment thereof.

         SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

          Shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR (i) the proposal to reverse-split the Corporation's outstanding shares on a 1 for 3 basis; (ii) the proposal to amend the Corporation's Certificate of Incorporation to amend the rights and preferences of the Series E Preferred Stock to (a) eliminate the dividend, (b) eliminate the Series E Class I Preferred Stock, and
(c) change the conversion ratio on the shares of Series E Preferred Stock from 20 to 1, to 6 to 1; and (iii) the proposal to authorize the issuance of up to 1,000,000 shares of the Corporation's Series E Class II Preferred Stock by the Corporation for sale in an initial public offering.

     Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy (i) by notifying the Secretary of the Corporation either in writing prior to the Special Meeting or in person at the Special Meeting;
(ii) by submitting a proxy bearing a later date; or (iii) by voting in person at the Special Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy at the Special Meeting and entitled to vote thereon, is required to elect the Directors. A stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of Directors at the meeting, and his abstention is, in effect, a negative vote; however, a stockholder (including a broker) who does not give authority to a proxy to vote or who withholds authority to vote on the election of Directors shall not be considered present and entitled to vote on the election of Directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and his abstention is, in effect, a negative vote; however, a stockholder (including a broker) who does not give authority to a proxy to vote or who withholds authority to vote on any such matter shall not be considered present and entitled to vote thereon.

          The Corporation will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its Executive Officers and certain Directors to solicit proxies from stockholders in person and by mail, telegram, and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements, and other material to the beneficial owners of the Common Stock held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

          The Corporation's quarterly report on Form 10-QSB for the nine months ended December 31, 1996 is annexed to this Proxy Statement. The Corporation's annual report for the fiscal year ended March 31, 1997, including audited financial statements, will be mailed separately to stockholders upon the completion of such report.

        The principal executive offices of the Corporation are located at 550 Rancheros Drive, San Marcos, California 92069; the Corporation's telephone number is (760) 471-4505.


                               RECENT DEVELOPMENTS

         In November 1996, the Corporation opened a flagship store demonstrating its new interactive store design in Santa Clarita, California.

         On January 16, 1997, the Corporation acquired substantially all of the assets of Toys International ("Toys"), a California corporation. The acquisition in principal included the assignment to the Corporation of three store leases held by Toys and all of Toys' inventory. The funding for the purchase of the store leases was obtained through the exercise by Europe American Capital Corp. ("EACC") of its option to purchase shares of the Corporation's Series E Class I Preferred Stock. The funding required was approximately $1,200,000. The Corporation issued an aggregate of 1,200,000 shares of its Series E Class I Preferred Stock to EACC and its assigns in order to raise said funding.

         In April 1997, EACC issued a $1,000,000 letter of credit ("L/C') to Congress Financial Corporation (Western) ("Congress") as security for Congress' extension of an additional $1,000,000 credit advance to the Corporation. EACC did not receive any compensation for the issuance of this L/C, which was the second L/C issued by EACC (the first L/C for $2,000,000 was issued in February
1996).

         In April 1997, the Corporation signed a lease to open a new store in Clairemont, California. This facility should open during the 3rd quarter of this year. Since March 1997, the Corporation has also closed, temporarily, four stores. These stores were closed because they do not generate revenues as anticipated; they were not permanently closed, however, because the leases therefor are of considerable duration and cannot be broken without significant potential hardship (legal and/or financial) to the Corporation. The Corporation will reopen all such stores for the holiday season and will close them again thereafter.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The securities entitled to vote at the meeting are the Common Stock, par value $.01 per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. The close of business on May 5, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. On that date, 12,250,556 shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth information as of May 5, 1997 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Corporation to be the owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director; and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.


Name and Address of Beneficial               Amount and Nature of
Owner                                        Beneficial Ownership                         Percentage of Class (%)

Harold Rashbaum                              --                                           --
c\o Play Co. Toys &
 Entertainment Corp.
550 Rancheros Drive
San Marcos, CA

Sheikhar Boodram
c\o Play Co. Toys &
 Entertainment Corp.
550 Rancheros Drive                          --                                           --
San Marcos, CA

United Textiles & Toys Corp. (1)             7,258,742                                    59.3
448 West 16th Street
New York, NY 10011

Multimedia Concepts International,           --(2)                                        --
Inc.
448 West 16th Street
New York, NY 10011

Europe American Capital Foundation           --(3)                                        --
Box 47
Tortola, BVI

All Officers and Directors as                76,762                                       *
a group (4 persons) (1) - (4)

(footnotes from previous page)

  * Less than 1%

     (1) Does not include 4,500,000 (1,350,000 conversion change to 6 to 1 pursuant to Proposal II) shares issuable, at any time, upon the exercise of 225,000 shares of the Series E Class I Preferred Stock. Includes 578,742 shares issued to United Textiles & Toys Corp. (formerly known as Mister Jay Fashions International, Inc.) in connection with the distribution of the Corporation's shares by U.S. Wireless Corporation (formerly known as American Toys, Inc.) in August 1996.

     (2) Does not includes 16,061,400 (4,818,420 after the 1 for 3 reverse stock split) shares issuable, at any time, upon the exercise of 803,070 shares of the Series E Class I Preferred Stock.

     (3) Does not includes 23,450,000 (7,035,000 after the 1 for 3 reverse stock split) shares issuable, at any time, upon the exercise of 1,172,500 shares of the Series E Class I Preferred Stock.

          It is expected that the following will be considered at the meeting and that action will be taken thereon:


                             I. REVERSE STOCK SPLIT

         Management of the Corporation is of the opinion that a reverse-split of the Corporation's stock, 1 for 3 (1 new share for every 3 old shares), is in the best interests of the Corporation's shareholders. All fractional shares will be rounded up or down to the nearest whole shares. No cash will be paid for any fractions of shares.

         In the beginning of 1996, management of the Corporation realized the need for change in its corporate focus. It found there was a large demand for educational and promotional toys and collectibles and thus decided to change its business plan to focus on these markets. To this end, the Corporation acquired three new store leases through its purchase of substantially all of the assets of Toys, opened a flagship store in Santa Clarita, California, and developed a new store design and marketing format which provides an interactive setting together with a retail operation. This new format includes the opening of new stores primarily in malls instead of strip centers where most of the
Corporation's current stores are located. Financing for the Corporation's operations, including (i) the acquisition of substantially all of the assets of Toys; (ii) the opening of the Santa Clarita store; (iii) the remodeling of three existing stores; and (iv) the financing of the Corporation's losses, has come primarily from the proceeds of EACC's exercise of its option to purchase shares of the Corporation's Series E Class I Preferred Stock and from the additional financing received from Congress based upon an additional $1,000,000 L/C received from EACC.

         During the limited time that has passed since the Toys acquisition and the opening and remodeling of the various stores aforementioned, the Corporation has shown increased same store sales and higher profit margins. The Corporation desires to continue this process and requires additional funds to continue with its business plan. Management believes that its new format is viable and has approached an investment banking firm to raise additional capital for the Corporation. See "Proposal III.". The Corporation, in its current fiscal year, is attempting to open three new stores and renovate/redesign five existing stores. The Corporation's goal is to have twenty stores by the end of the fiscal year ending March 31, 1998, ten of which stores shall operate under the new corporate focus.

         Since the Corporation's Common Stock is trading at approximately $1.00 per share, management believes that by offering additional shares or securities convertible into shares of Common Stock, it will substantially decrease the market price of its shares and risk being delisted from quotation on the Nasdaq SmallCap Stock Market ("Nasdaq"). In order for Nasdaq to continue to list the Corporation's securities, the Corporation must maintain (i) total assets of at least $2,000,000; (ii) total stockholders' equity of $1,000,000; (iii) a minimum bid price of $1.00; (iv) one market maker; (v) 300 stockholders; (vi) at least 100,000 shares in the public float; and (vii) a minimum market value of $200,000 for the public float. In the event the Corporation's Common Stock is delisted from Nasdaq, trading, if any, of the Corporation's securities will thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find his securities to be less liquid, and therefore, more difficult to transfer. He may also find it difficult to obtain accurate quotations of the price of the Corporation's securities. In effecting this reverse stock split, the Corporation anticipates that it will be able to obtain additional equity capital and continue to maintain its Nasdaq listing. The reverse-split will be effected by reducing the Corporation's present issued and outstanding shares from approximately 12,250,556 shares to approximately 4,083,519 shares. The effective date for purposes of calculating the reverse-split will be as soon as practicable, after the meeting date, as Nasdaq can effect the reverse-split within its systems.

         In addition, as stated above the bid price of the Corporation's Common Stock is approximately $1.00. Whether any financing is effected or not, management believes that the proposed reverse-split is necessary to keep the Corporation in compliance with Nasdaq's continued listing requirements. Management believes that a reverse-split of the Corporation's stock is the best strategy to keep the Corporation in compliance with the continued listing requirements of the Nasdaq SmallCap Market.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 59.9% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal; therefore, this proposal shall be approved at the meeting.

         The Board of Directors recommends that you vote "FOR" this Proposal.

                                       II.
               PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF
                INCORPORATION TO AMEND THE RIGHTS AND PREFERENCES
           OF THE SERIES E PREFERRED STOCK TO (I) ELIMINATE THE SERIES
        E CLASS I PREFERRED STOCK; (II) ELIMINATE THE DIVIDEND; AND (III)
               CHANGE THE CONVERSION RATIO FROM 20 TO 1 TO 6 TO 1.

         Management of the Corporation is of the opinion that an amendment to the rights and preferences of the Series E Preferred Stock to (i) eliminate the Series E Class I Preferred Stock; (ii) eliminate the dividend on the Series E Preferred Stock; and (iii) decrease the conversion ratio from 20 to 1 to 6 to 1 is in the best interests of the Corporation's stockholders. Effectively upon effecting an amendment to the Corporation's Certificate of Incorporation to make the referenced changes, the Corporation would be authorized to issue up to an aggregate of 10,000,000 shares of the Series E Preferred Stock (management to increase the number of authorized shares as needed but not to exceed 10,000,000) which shares would have the right to convert into 6 shares of Common Stock after a holding. Such shares would have no dividend or voting rights.

         Pursuant to the Corporation's Annual Meeting in May 1996, the Corporation's stockholders approved the authorization of up to 20,000,000 shares of a class of preferred stock designated as the Series E Preferred Stock. Management sought this approval in connection with the Congress financing transaction as described below. The Corporation, in its negotiations with Congress, was asked to provide a $2,000,000 L/C or similar quality security as security for the financing. Because the Corporation was in poor financial condition and management had limited access to capital, the Corporation, through Mr. Ilan Arbel, a former director and officer of the Corporation, contacted EACC for this L/C. (Mr. Arbel is the President of EACC). EACC agreed to provide the L/C and as compensation for same, was granted an option to purchase 20,000,000 shares of a preferred stock with the rights and preferences set forth in the Series E Preferred Stock.

         Pursuant to an information statement mailed to the stockholders in July 1996, the Corporation amended the rights and preferences of the Series E Preferred Stock to designate two classes, the "Series E Class I" and the "Series E Class II," the difference being the Series E Class I would be convertible immediately and the Series E Class II would remain convertible two years from issuance. Management's decision to change the conversion feature with respect to the Series E Class I shares was based on its immediate need for financing. EACC agreed to exercise its option and purchase shares of the Series E Preferred Stock if the shares were immediately convertible. The Corporation needed the financing in order to effect its business plan and to support its continued losses.

         The Corporation recently has discussed its capital needs with West America Securities Corporation in order to raise additional capital. These discussions have prompted management to restructure its capitalization in anticipation of raising additional funds. Management has addressed its needs with EACC, and EACC has agreed to terminate its option to purchase shares of the Series E Preferred Stock as of the effective date of an initial public offering of the Corporation's securities. Prior thereto, EACC will only exercise its option to the extent the Corporation needs additional funding for operations prior to an offering. EACC will continue to maintain the $2,000,000 and $1,000,000 letters of credit issued in February 1996 and April 1997, respectively. In addition, EACC and its assigns will agree to have their shares of the Series E Class I Preferred Stock converted to Series E Class II Preferred Stock inclusive of a two year lock-up and a waiver of all dividend rights, including those which may have accrued.

         Upon consummation of this Proposal II, in the event that EACC does not exercise any additional shares of the Series E Preferred Stock, the Corporation will have 10,000,000 shares of the Series E Class II Preferred Stock authorized, 2,500,570 shares outstanding, and up to an additional 1,000,000 shares reserved for issuance by the Corporation upon its consummation of the offering as described in Proposal III below. In addition, the accrued dividends shall be waived, and the authorized Series E Class I Preferred shares shall be canceled.

     The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 59.9% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal; therefore, this proposal shall be approved at the meeting.

      The Board of Directors recommends that you vote "FOR" this Proposal.

                                      III.
       TO VOTE ON A PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO 1,000,000
        SHARES OF THE CORPORATION'S SERIES E CLASS II PREFERRED STOCK BY
             THE CORPORATION FOR SALE IN AN INITIAL PUBLIC OFFERING.

         As described in the proxy statement mailed to the Corporation's stockholders with respect to the May 1996 meeting, the stockholders authorized an amendment to the Corporation's certificate of incorporation to authorize up to 20,000,000 shares of a Series E Preferred Stock which was amended to 10,000,000 of each of the Series E Class I and Series E Class II; however, management stated that though approved, the Corporation would only amend the certificate to authorize shares as the EACC option was exercised. None of the authorized shares were to be issued except through the exercise by EACC of its option. The Corporation is now proposing to offer to the public up to an aggregate of 1,000,000 shares of its Series E Class II Preferred Stock in an offering to raise additional capital.

         The Corporation believes that it is at the stage where its turnaround to profitability is predicated on its ability to obtain the funds necessary to complete its new business plan. The Corporation's recent acquisition, new flagship store, and redesigned stores have shown increased same store sales and higher profit margins in the limited amount of time they have been operating under this new concept; however, the Corporation is still incurring losses. The Corporation is seeking to close unprofitable stores, open new stores, and redesign existing stores in its attempt to prosper under this new plan.

         Through the financing efforts of EACC ($3,000,000 in L/C's securing the Congress financing and approximately $3,700,000 in funding), the Corporation has begun to change its direction. The changes listed in Proposals I and II are for the benefit of the Corporation's stockholders and are being implemented with the consent of EACC in anticipation that the Corporation will be able to raise additional funds as described in this Proposal III. The Corporation has had preliminary discussions with West America Securities Corporation, and through the capital restructuring changes proposed in Proposals I and II above, believes that an offering may be consummated.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 59.9% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal; therefore, this proposal shall be approved at the meeting.

      The Board of Directors recommends that you vote "FOR" this Proposal.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to, earned by, or paid by the Corporation during the years ended March 31, 1996, 1995, and 1994 to each of the named executive officers of the Corporation:

                           Summary Compensation Table

                                                     Annual Compensation

(a)                                 (b)              (c)               (d)              (e)

Name and Principal                                                                      Other Annual
   Position                         Year             Salary($)         Bonus($)(1)      Compensation($)
-----------------------                              ----              ---------        -----------                ---------------
Richard Brady                       1996             117,230           -                7,979(2)
Chief Executive Officer,            1995             120,000           -                7,829(2)
President, and                      1994             114,450           -                7,229(2)
Director

Thomas Davidson                     1996(3)          79,203            -                5,793(4)
Former President                    1995             120,000           -                8,690(4)
and Director                        1994             120,000           -                8,090(4)


     (1) No bonuses were paid during the periods herein stated.

     (2) Includes an automobile allowance of $6,600 for 1996, 1995, and 1994, respectively, and the payment of life insurance premiums of $1,379, $1,888, and $629, for 1996, 1995, and 1994, respectively.

     (3) Mr. Davidson resigned as both the President and as a Director effective November 28, 1995.

     (4) Includes automobile allowance of $4,800, $7,200 and $6,600 for 1996, 1995, and 1994, respectively, and the payment of life insurance premiums of $993, $1,489 and $2,090 for 1996, 1995, and 1994, respectively.

Employee Benefit Plan

         1994 Stock Option Plan

         During 1994, the Corporation adopted the Corporation's 1994 Stock Option Plan (the "Option Plan"). The Board believes that the Option Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Option Plan, options to purchase an aggregate of not more than 150,000 (50,000 post reverse stock split) shares of Common Stock may be granted from time to time to key employees, Officers, Directors, advisors, and independent consultants to the Corporation and its subsidiaries. On June 1, 1994, an option to purchase 10,000 shares of Common Stock was granted to Angela Burnett. This option was exercisable at $2.10 per share. (After the reverse split, Ms. Burnett will have an option to purchase 3,333 shares of Common Stock at $6.30 per share.) The option vested in full on June 1, 1995 and may be exercised to purchase all shares pursuant thereto until it expires on June 1, 1999. No other options have been granted to date.

         The Board of Directors is charged with administration of the Option Plan. It is generally empowered to interpret the Option Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Corporation).

         Options will be exercisable for a term determined by the Board which will not be less than one year. Options may be exercised only while the original grantee has a relationship with the Corporation or a subsidiary of the Corporation which confers eligibility to be granted options or up to ninety (90) days after termination at the sole discretion of the Board. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six
(36) month period after such retirement. Options may be exercised up to thirty-six (36) months after death or total and permanent disability. In the event of certain basic changes in the Corporation, including a change in control of the Corporation (as defined in the Option Plan) in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or by the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder or his or her guardian or legal representative.

         Options granted pursuant to the Option Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Option Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Corporation and its subsidiaries) may not exceed $100,000. The Board may modify, suspend, or terminate the Option Plan, provided, however, that certain material modifications affecting the Option Plan must be approved by the stockholders, and any change in the Option Plan that may adversely affect an optionee's rights under an option previously granted under the Option Plan requires the consent of the optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

         In May 1994, the Corporation adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan (the "Plan") which Plan covers substantially all employees of the Corporation. The Plan was filed on July 14, 1995 with the Internal Revenue Service and includes provisions for both an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan. The ESOP will allow only contributions by the Corporation which can be made annually at the discretion of the Corporation's Board of Directors. The ESOP has been designed to invest primarily in the Common Stock. The 401(k) portion of the Plan will be contributed to by the employees of the Corporation through payroll deductions. The Corporation does not intend to match contributions to the 401(k). Contributions to the ESOP may result in an expense resulting in a reduction in earnings and may dilute the ownership interest of persons who currently own securities of the Corporation. On January 26, 1995, Messrs. Brady and Davidson and American Toys, Inc. (now known as U.S. Wireless Corporation) contributed an aggregate of 40,000 shares of the Common Stock to the Plan.

Certain Relationships and Related Transactions

         On January 30, 1996, pursuant to the requirements of the Loan Agreement with Congress, American Toys, Inc. converted all $1,400,000 of debt owed by the Corporation into equity. In exchange for the debt, American Toys, Inc. agreed to receive from the Corporation one share of Series D Preferred Stock with the right to elect 2/3 of the Corporation's Board of Directors upon stockholder approval. In August 1996, the one share of Series D Preferred Stock was converted into 1,157,028 shares of the Corporation's Common Stock based on the initial amount of the debt divided by the average price of the shares for a 90 day period prior to the conversion. This was performed in order for American Toys, Inc. to spin such shares off to its stockholders and divest its interest in the Corporation.

         In February 1996, pursuant to the terms of the Congress Financing, EACC delivered to Congress a $2,000,000 L/C. EACC, as described supra, is an affiliate of Ilan Arbel, the Corporation's former Chairman of the Board. The Congress Financing is also guaranteed by United Textiles & Toys Corp., the majority stockholder of the Corporation. As compensation for the issuance of the L/C, the Corporation granted to EACC options, subject to stockholder approval,
(i) to purchase up to an aggregate of 1,250,000 shares of Common Stock at a purchase price of 25% of the closing bid price for the Common Stock on the last business day prior to exercise, for a period of six months from issuance; and
(ii) to purchase up to an aggregate of 20,000,000 shares of the Corporation's preferred stock, designated as the "Series E Preferred Stock."

         From October 1996 to May 1997, EACC exercised its option and purchased an aggregate of 2,834,570 shares of the Series E Class I Preferred Stock, of which there are 2,500,570 shares outstanding after the conversion of 334,000 shares, for $2,834,570. The proceeds of the funds received for such investment have enabled the Corporation to acquire substantially all of the assets of Toys, to finance the opening of a new store in Santa Clarita, California, to redesign three other store locations, and to support continued losses

         In April 1997, EACC issued an additional $1,000,000 L/C to Congress as security. This L/C has enabled the Corporation to receive additional advances in such amounts from Congress. EACC has not received any compensation for the issuance of these letters of credit.

                              FINANCIAL INFORMATION

         ENCLOSED HEREIN ARE THE UNAUDITED FINANCIAL STATEMENTS OF THE CORPORATION AS OF AND FOR THE NINE MONTHS ENDED DECEMBER 31, 1996. A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1997, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR SENT TO ANGELA BURNETT, SECRETARY, PLAY CO. TOYS & ENTERTAINEMT CORP., 550 RANCHEROS DRIVE, SAN MARCOS, CALIFORNIA 92069. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF MAY 5, 1997, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS.

IV.  OTHER BUSINESS

          As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Special Meeting is that herein set forth. If any other matter properly is brought before the Special Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.



                                             By Order of the Board of Directors,

                                                                  Angela Burnett
                                                                       Secretary
June 10, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.

Appendix A
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       PLAY CO. TOYS & ENTERTAINMENT CORP.
               Under Section 242 of the Delaware Corporation Law:

         The undersigned, for the purpose of amending the Certificate of Incorporation of Play Co. Toys & Entertainment Corp., does hereby certify and set forth:

         FIRST:

         The name of the Corporation is

                           PLAY CO. TOYS & ENTERTAINMENT CORP.

         SECOND:

         The Certificate of Incorporation was filed by the Department of State on June 15, 1994.

         THIRD:

         The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to (i) eliminate the classifications of the Series E Preferred Stock as the Series E Class I and Series E Class II (ii) increase the authorized number of shares of the Series E Preferred Stock to 5,000,000 shares (iii) eliminate the dividend on the Series E Preferred Stock (iv) decrease the conversion ratio of the Series E Preferred Stock from 20 to 1 to 6 to one and (v) maintain the conversion feature of the Series E Preferred Stock to require a two year holding period prior to the holder having the right to convert. The Certificate of Incorporation of this Corporation is amended by changing "Article FOURTH", so that, as amended, said Article shall read as follows:

         FOURTH:

     A. Authorized Capital Stock. The total number of shares of all classes of capital stock which this Corporation shall have authority to issue is FORTY-FIVE MILLION (45,000,000) share consisting of FORTY MILLION (40,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the "Common Stock"), and FIVE MILLION (5,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the "Preferred Stock"), designated, "Series E Preferred Stock", the relative rights, preferences and limitations of which are as set forth in sub-paragraph (B) of this Article FOURTH.

         B.       Series E Preferred Stock.

                  (i) Designation. The designation of this series of Preferred Stock, par value $.01 per share, shall be the "Series E Preferred Stock". The number of shares of Series E Preferred Stock authorized hereby shall be 5,000,000 shares.

                  (ii) Rank. The Series E Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank (a) junior to any other Senior Securities established by the Board of Directors and, if required by
Section vii, approved by the affirmative vote of the holders of a majority of the shares of the Series E Preferred Stock, the terms of which shall specifically provide that such series shall rank prior to the Series E Preferred Stock, (b) on a parity with any other Parity Securities established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series E Preferred Stock, and (c) prior to any other Junior Securities of the Corporation.

                  (iii)             Dividends.

                           The Series E Preferred Stock shall not have any right
to dividends.

                  (iv)     Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1.00 per share for each share outstanding, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holder of the outstanding shares of the Series E Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the Series E Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series E Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

     (b) For the purposes of this Article FOURTH, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or their consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

     (v) Redemption. The shares of Series E Preferred Stock is not redeemable by the Corporation.

     (vi) Conversion.

     (a) Subject to and upon  compliance  with the  provisions  of this  Section
(vi), the holder of a share of Series E Preferred Stock designated shall have the right, at such holder's option, terminating five years from issuance, to convert such share into 6 fully paid and non-assessable shares of Common Stock of the Corporation. A holder of the Series E Preferred Stock shall have the right to convert such share, at such holder's option, at any time commencing two years from issuance.

     (b)(i) In order to exercise the conversion privilege, the holders of each share of Series E Preferred Stock to be converted shall surrender the certificate representing such share at the office of the transfer agent for the Series E Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series E Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

     (ii) As promptly as practicable after the surrender of the certificates for shares of Series E Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (iv).

     (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series E Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series E Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series E Preferred Stock not theretofore converted. For purposes of this subsection (d), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series E Preferred Stock shall be computed as if at the time of computation of all such outstanding share were held by a single holder.

                  (vii) Voting Rights. The holders of record of shares of the Series E Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section (vii)(a) or as otherwise provided by law.

     (a) So long as any shares of the Series E Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series E Preferred Stock, voting as a class, to vote to amend the Corporation's Certificate of Incorporation to (i) increase or decrease the aggregate number of authorized shares of the Series E Preferred Stock, (ii) increase or decrease the par value of the Series E Preferred Stock or (iii) alter the preferences, powers or rights of the Series E Preferred Stock so as to affect them adversely.

     (b) In exercising the voting rights set forth in this Section vii, each share of Series E Preferred Stock shall have one vote per share.

                  C.       Common Stock.

     (i) Dividends. Subject to the liquidation rights of the Series E Preferred Stock, the holders of Common Stock shall be entitled to share equally all dividends declared and paid by the Corporation.

     (ii) Voting. The holders of record of Common Stock shall have one vote, on all matters upon which stockholders of the Corporation may vote, for each share of the Common Stock held by them.

     (iii) Dissolution, Liquidation, Etc. In the event of the dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after the payment to the holders of the Preferred Stock as provided for in this Certificate of Incorporation, the remaining assets of the Corporation shall be distributed to the holders of Common Stock.

         FIFTH:

                  The  amendment  to  the  Articles  of   Incorporation  of  the
Corporation   set  forth  above  was  adopted  at  a  Special   Meeting  of  the
Corporation's stockholders on the __th day of June, 1997.

         IN WITNESS WHEROF, the undersigned President of this Corporation has executed this Certificate of Amendment on this __th day of June, 1997.

                           PLAY CO. TOYS & ENTERTAINMENT CORP.

                           ----------------------
                           Richard Brady, President

                           ----------------------
                           Angela Burnett, Secretary